EXHIBIT 10.33

FORM OF

MOTOROLA, INC.

RESTRICTED STOCK

UNIT AWARD AGREEMENT

This Restricted Stock Unit Award (“Award”) is made this          day of 2004 (“Date of Grant”), by Motorola, Inc. (the “Company” or “Motorola”) to Edward J. Zander (the “Grantee”).

WHEREAS, the Grantee is receiving the Award under the Motorola Omnibus Incentive Plan of 2003, as amended (the “2003 Omnibus Plan”);

WHEREAS, the Award is a special grant of Motorola restricted stock units; and

WHEREAS, it is a condition to the Grantee receiving the Award that the Grantee execute and deliver to Motorola an agreement evidencing the terms, conditions and restrictions applicable to the restricted units.

NOW, THEREFORE, in consideration of the mutual covenants contained herein and for other good and valuable consideration, the Company hereby awards restricted stock units to the Grantee on the following terms and conditions:

1. Award of Restricted Stock Units. The Company hereby grants to the Grantee a total of                  Motorola restricted stock units (the “Units”) subject to the terms and conditions set forth below.

2. Restrictions. The Units are being awarded to the Grantee subject to the transfer and forfeiture conditions set forth below (the “Restrictions”) which shall lapse, if at all, as described in Section 3 below. For purposes of this Award, the term Units includes any additional Units granted to the Grantee with respect to Units, still subject to the Restrictions.

a. The Grantee may not directly or indirectly, by operation of law or otherwise, voluntarily or involuntarily, sell, assign, pledge, encumber, charge or otherwise transfer any of the Units still subject to Restrictions. The Units shall be forfeited if the Grantee violates or attempts to violate these transfer restrictions.

b. Any Units still subject to the Restrictions shall be automatically forfeited upon the Grantee’s termination of employment with Motorola or a Motorola Subsidiary for any reason, other than death, Total and Permanent Disability, as defined in Section 3(a) below, or as otherwise set forth in Section 3(a)(v) below. For purposes of this Agreement, a “Motorola Subsidiary” is any corporation or other entity in which a 50 percent or greater interest is held directly or indirectly by Motorola and which is consolidated for financial reporting purposes.

c. If the Grantee violates the covenants in Section 7 of the Employment Agreement between the Grantee and the Company, dated as of December 15, 2003 (the “Employment Agreement), or engages, directly or indirectly, in any action or conduct which is in any manner adverse or in any way contrary to the interests of Motorola or any Motorola Subsidiary, all Units shall be forfeited. This determination shall be made by the Compensation Committee of the Company’s Board of Directors (the “Compensation Committee”).

The Company will not be obligated to pay the Grantee any consideration whatsoever for forfeited Units.

3. Lapse of Restrictions.

a. The Restrictions applicable to the Units shall lapse, as long as the Units have not been forfeited as described in Section 2 above, as follows:

(i)              (the “Restricted Period”);

(ii) Upon a Change in Control of the Company (as defined by the 2003 Omnibus Plan);

(iii) If the Grantee becomes Totally and Permanently Disabled. A “Total and Permanent Disability” means “Disability” as defined in the Employment Agreement;

(iv) If the Grantee dies; or

(v) If the Grantee’s employment is terminated by Motorola without “Cause” or by the Grantee for “Good Reason” (as such terms are defined in the Employment Agreement), pursuant and subject to the provisions of Section 5(a)(iii) of the Employment Agreement.

b. If during the Restricted Period the Grantee takes a Leave of Absence from Motorola or a Motorola Subsidiary and the Grantee’s employment from Motorola or a Motorola Subsidiary is not terminated for any reason (other than death, Total and Permanent Disability or as set forth in Section 3(a)(v)), the Units will continue to be subject to this Agreement. If the Restricted Period expires while the Grantee is on a Leave of Absence the Grantee will be entitled to the Units even if the Grantee has not returned to active employment. “Leave of Absence” means a leave of absence from Motorola or a Motorola Subsidiary that is not a termination of employment, as determined by Motorola.

c. To the extent the Restrictions lapse under this Section 3 with respect to the Units, they will be free of the terms and conditions of this Award.

4. Adjustments. If the number of outstanding shares of Common Stock of the Company is changed as a result of stock dividend, stock split or the like without additional consideration to the Company, the number of Units subject to this Award shall be adjusted to correspond to the change in the outstanding shares of Motorola Common Stock (“Common Stock”).

5. Dividend Equivalents. Upon the Company’s payment of a cash dividend with respect to its Common Stock, the number of Units shall be increased by dividing the amount of dividend the Grantee would have received had the Grantee owned a number of shares of Common Stock equal to the number of Units then credited to his or her account by the closing price of the Company’s Common Stock on the last trading day before the date of the dividend payment, as reported for the New York Stock Exchange – Composite Transaction in the Wall Street Journal, Midwest edition. If a dividend is paid in shares of stock of another company or in other property, the Grantee will be credited with the number of shares of that company or the amount of property which would have been received had the Grantee owned a number of shares of Common Stock equal to the number of Units credited to his or her account. The shares or property so credited will be subject to the same Restrictions and other terms and conditions applicable to Units and will be paid out in kind at the time the Restrictions lapse.

6. Delivery of Certificates or Equivalent. Within five days following the later of (x) the lapse of Restrictions applicable to the Units or (y) the first to occur of (1) termination of employment, or (2) the first date on which the deductibility of the settlement of the Units is no longer precluded by Section 162(m) of the Internal Revenue Code of 1986, (but in no event later than January 1 of the year following the Grantee’s date of termination of employment), the Company shall, at its election, either deliver to the Grantee (i) a certificate representing a number of shares of Common Stock equal to the number of Units upon which such Restrictions have lapsed, plus, a cash payment equal to the value of any fractional unit then credited to the Grantee or (ii) establish a brokerage account for the Grantee and credit to that account the number of shares of Common Stock of the Company equal to the number of Units upon which such Restrictions have lapsed.

7. Withholding Taxes. The Company is entitled to withhold an amount equal to Motorola’s required minimum statutory withholdings taxes for the respective tax jurisdiction attributable to any share of Common Stock or property deliverable in connection with the Units. The Grantee may satisfy any withholding obligation in whole or in part by electing to have Motorola retain shares of Common Stock deliverable in connection with the Units having a Fair Market Value on the date the Restrictions applicable to the Units lapse equal to the minimum amount required to be withheld. “Fair Market Value” for this purpose shall be the closing price for a share of Motorola common stock on the last trading day before the date the Restrictions applicable to the Units lapse. The official source for the closing price is the New York Stock Exchange Composite Transaction as reported in the Wall Street Journal, Midwest edition.

8. Voting and Other Rights.

a. The Grantee shall have no rights as a stockholder of the Company in respect of the Units, including the right to vote and to receive dividends and other distributions, until delivery of certificates representing shares of Common Stock in satisfaction of the Units.

b. The grant of Units does not confer upon the Grantee any right to continue in the employ of the Company or a Motorola Subsidiary or to interfere with the right of the Company or a Motorola Subsidiary, to terminate the Grantee’s employment at any time.

9. Funding. No assets or shares of Common Stock shall be segregated or earmarked by the Company in respect of any Units awarded hereunder. The grant of Units hereunder shall not constitute a trust and shall be solely for the purpose of recording an unsecured contractual obligation of the Company.

10. Notices. Any written notice under this Award shall be deemed given on the date that is two business days after it is sent by registered or certified mail, postage prepaid, addressed either to the Grantee at his address set forth below or to the Attention: Executive Rewards, Motorola, Inc., 1303 East Algonquin Rd, Schaumburg, IL 60196 (847) 576-5000. Any notice may be sent using any other means (including personal delivery, expedited courier, messenger service, telecopy, telex, ordinary mail or electronic mail) but no such notice shall be deemed to have been duly given unless and until it is actually received by the intended recipient. The Grantee and the Company may change the address to which notices are to be delivered by giving the other party notice in the manner set forth herein.

11. Governing Law. All questions concerning the construction, validity and interpretation of this Award shall be governed by and construed according to the internal law and not the law of conflicts of the State of Illinois.

12. Waiver. The failure of the Company to enforce at any time any provision of this Award shall in no way be construed to be a waiver of such provision or any other provision hereof.

13. Actions by the Compensation Committee. The Compensation Committee may delegate its authority to administer this Agreement. The actions and determinations of the Compensation Committee or delegate shall be binding upon the parties.

14. Plan Documents. The 2003 Omnibus Plan and the Prospectus for the 2003 Omnibus Plan are available at http://myhr.mot.com/finances/stock_options/index.jsp or from Executive Rewards, 1303 East Algonquin Road, Schaumburg, IL 60196 (847) 576-5000.

IN WITNESS WHEREOF, the Company has executed this Agreement in duplicate as of day and year first above written.

MOTOROLA

By:	/s/ Glenn Gienko

Glenn Gienko

Its:	Executive Vice President and Motorola Director of Human Resources

The undersigned the Grantee hereby accepts, and agrees to, all terms and provisions of the foregoing Award. If you do not sign and return this Award you will not be entitled to the Units.

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